Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2004 FIRST QUARTER RESULTS

AUGUSTA, Ga. (May 13, 2004) — Morris Publishing Group LLC, today reported first quarter operating revenues of $108.0 million versus $104.8 million in the first quarter of 2003.

Compared with last year, total advertising revenue was up 4.2% for the first quarter. All three categories of advertising revenue – classified, retail and national – were above prior year levels. National advertising led the group with a 21.8% increase in revenue over the first quarter last year. Classified advertising continues its strength with classified revenue up 6.5% for the quarter. Retail advertising was up 0.3% for the quarter. Circulation revenue was down 0.4% for the quarter.

“Our first quarter advertising revenues were up 4.2% from the same quarter last year. This is better than we anticipated,” said William S. Morris IV, CEO and president of Morris Publishing Group. “We had a very strong increase in both classified and national revenues. National was consistently up throughout the first quarter, showing a gain of nearly 22%. Most of the gains came from our Jacksonville market. This market was named one of three national test markets for Movie Beam, a new product being introduced by Disney. Classified continues to show good gains on the strength of real estate and help wanted. You have to feel that we are beginning to see signs that the economy is improving … although we are not seeing it in the retail advertising category.”

EBITDA (net income before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation and amortization expense) for the March 2004 fiscal quarter was $21.7 million. Total operating expenses were up year over year by 5.1%. Increasing newsprint prices and employee benefits were the major contributors to the overall increase.

Given this quarter’s results we feel confident in our ability to achieve revenue growth of 3% to 4% this year that will yield an EBITDA growth of a similar percentage.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service. Information concerning EBITDA is included in the exhibits to this release.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 26 daily, 12 nondaily and 23 free community newspapers in the United States.

A conference call will be held Thursday, May 13, 2004, at 10:00 a.m. Eastern Daylight Time. The dial-in number is 800-289-0437. Please ask for the Morris Publishing Group conference call. This press release and our first quarter report are available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwmldnsvrzmnx

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Co., LLC

706-823-3236

First Quarter information follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

For the Quarter Ended March 31, 2004

(Dollars in thousands)	Three Months Ended March 31,
	2004	2003
	(unaudited)	(unaudited)
OPERATING REVENUES:
Advertising	$85,832	$82,361
Circulation	17,865	17,935
Other	4,314	4,471

Total operating revenue	108,011	104,767

OPERATING EXPENSES:
Labor and employee benefits	43,493	41,626
Newsprint, ink and supplements	13,022	12,398
Other operating costs (excluding depreciation and amoritization)	29,303	26,796
Depreciation and amortization	5,139	5,735

Total operating expenses	90,957	86,555

Operating income	17,054	18,212

OTHER EXPENSE:
Interest expense, including amortization of debt issuance costs	7,812	5,856
Other, net	390	77

Total other expense	8,202	5,933

INCOME BEFORE INCOME TAXES	8,852	12,279
PROVISION FOR INCOME TAXES	3,532	4,830

NET INCOME	$5,320	$7,449

The following table reconciles net income to EBITDA:
(Dollars in thousands)	Three Months Ended March 31,
	2004	2003
NET INCOME	$5,320	$7,449
Add:
Interest expense, including amortization of debt issuance costs	7,812	5,856
Interest income	(143)	(5)
Provision for income taxes	3,532	4,830
Depreciation and amortization	5,139	5,735

EBITDA	$21,660	$23,865